Exhibit 10.1

GENIUS BRANDS INTERNATIONAL, INC.
190 N. Canon Drive, 4th Floor
Beverly Hills, CA 90210

November 15, 2020

PRIVATE AND CONFIDENTIAL

Via Email

ChizComm Ltd.
ChizComm USA Corp.
245 Fairview Mall Drive, Suite 301
North York, ON M2J 4TI
CANADA

Attn:       Mr. Harold Chizick, CEO

Dear Harold:

We are pleased to submit this offer by Genius Brands International, Inc., a Nevada corporation (“GBI”), regarding its proposed acquisition of all of the equity interests of (i) ChizComm Ltd., a corporation organized in Canada (“ChizComm Canada”), and (ii) ChizComm USA Corp., a New Jersey corporation (“ChizComm USA” and, together with ChizComm Canada, “ChizComm” or the “Company”).

The terms of our offer are set forth in this letter (this “Letter”). GBI is prepared to move expeditiously to execute Definitive Agreements (as defined below).

1.               Transaction Value. At the closing of the Transaction (as defined herein), GBI would acquire from the equity holders of the Company (the “Sellers”) for USD $12,000,000 (the “Transaction Value”) all of the equity interests of the Company (the “Interests”), free and clear of all encumbrances other than disclosed encumbrances like the office furniture lease, based upon a cash-free, debt-free (i.e., with no bank, institutional or other loans) enterprise with, on closing, current net assets being no greater than current net liabilities (the “Transaction”). We will structure the Transaction in a tax efficient manner, taking into account the interests of GBI, the Company and the Sellers, which could include having GBI establish a Canadian or other business entity to be the purchaser of the Company’s Interests (“Buyer”).

(A)           At the closing of the Transaction, GBI will arrange for the payment to the Sellers of (i) USD $8.5 million dollars in cash and (ii) USD $3.5 million dollars of unregistered common shares of GBI (the “Share Consideration”).

(B)           The per share price used to determine the number of GBI shares to be issued to the Sellers for the Share Consideration would be the closing price of the GBI shares on the day prior to the Closing. The shares issued by GBI hereunder will be unregistered but saleable in trades beginning six (6) months after the closing per Rule 144 under the Securities Act of 1933, subject to the restrictions below.

(C)           For the avoidance of doubt, $2,000,000 of the Transaction Value is allocated to the customer acquisition of 2,000,000 new subscribers for GBI’s Kartoon Channel.

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2.               Additional Consideration. If during the four (4) year period commencing on the date of closing (the “earn out period”):

(A)           New Subscribers. If Sellers can demonstrate to GBI’s reasonable satisfaction that GBI acquired new users (downloads) for GBI’s Kartoon Channel (“KC Users”), the Sellers or their designees shall receive up to USD $4,000,000 payable in GBI common shares priced at the time of grant.

i.                 On the first annual anniversary of the closing and each year thereafter during the earn out period, the number of new KC Users, added over and above the number set forth in paragraph 1(C) above, shall be determined and USD $1.50 per KC User added during that year shall be paid by GBI in additional GBI common shares to the Sellers or their designees. For example, if on the first anniversary of the closing, KC Users are 500,000 greater than 2,000,000 as set forth above, the Additional Consideration due Sellers would be USD $750,000 of GBI commons shares.

(B)           EBITDA Based. Sellers or their designees shall receive up to USD $4,000,000 payable in GBI common shares priced at the time of grant if the Company’s earnings before income tax, depreciation or amortization (“EBITDA”) exceeds USD $1,000,000. As such, at the end of each calendar year commencing in 2021, if the Company’s EBITDA, as calculated in accordance with generally accepted accounting principles, applied on a consistent basis for the Company exceed a base of USD $1,000,000 plus the EBITDA from each successive year, on a cumulative basis, then the Sellers or their designees shall be paid by GBI the sum of USD $1.50 for each dollar of increased EBITDA payable in GBI common shares. For example, if for the year 2021 the Company’s EBITDA is USD $1,500,000, then the Sellers shall be paid USD $750,000 payable in GBI common shares; and if for 2022 the Company’s EBITDA is USD $2,000,000, the Additional Consideration shall be USD $750,000 payable in GBI common shares.

3.               Conditions; Representation and Documentation.

(A)           The parties expect to negotiate and execute mutually satisfactory definitive agreements (the “Definitive Agreements”). We have attached all key purchase agreement terms as Exhibit A hereto.

(B)           The Company represents and warrants that it (i) has disclosed to GBI all of its material liabilities and has no bank or other loan or credit facilities; (ii) has no agreement which gives rise to any material payments or financial obligation to a third party outside of the ordinary course of its business; (iii) has no agreement to lease equipment or real property except for its office leases and furniture; (iv) has no outstanding tax obligations outside of those incurred in the ordinary course of its business for this fiscal year; and (v) has no labor agreements or pension plans except as heretofore provided to GBI. From and after the date of this Letter, GBI and its advisors shall have access to the Company’s records on tax filings and litigation.

(C)           GBI intends to keep the Company’s employees in place at closing at compensation levels comparable to current levels (salary and benefits) and expects the Company’s management to use its reasonable best efforts to assist GBI to keep those individuals in place.

4.               Exclusivity. In consideration for the time and resources that GBI will devote to the Transaction, the Company agrees that, for the period from the date of its acceptance of this Letter until the earlier of January 30, 2021 or closing of the Transaction (the “Exclusivity Period”), it will not, and it will cause its affiliates and their respective officers, directors, employees, representatives, agents, and equity holders (with the Company, each a “Company Party”) not to pursue or enter into any agreements or arrangements with respect to a possible: (i) reorganization, dissolution, liquidation, or recapitalization involving the Company; (ii) merger, consolidation, share exchange, or acquisition involving the Company; (iii) sale of any material amount of assets of the Company (other than in the ordinary course of business and consistent with past practice); (iv) direct or indirect acquisition or purchase of the Interests, including any capital stock or other equity interests, or debt securities of the Company; (v) material dividend or stock repurchase; (vi) similar transaction or business combination involving the Company or its business or its capital stock, securities or assets (however structured), or (vii) other transaction the consummation of which would prevent, impede, or delay the consummation of the Transaction (each of the above, an “Alternative Transaction”), or provide any information to any other party in connection therewith; provided, that if a Definitive Agreement has not been executed prior to January 30, 2021, the Company may terminate the Exclusivity Period at any time.

5.               Conduct of Business; Access to Information. During the Exclusivity Period, the Company will conduct its business and operations in the ordinary course of business and consistent with its prior business practices. The Company will provide GBI and its representatives, agents, consultants and advisors with reasonable access during normal business hours to the properties, personnel (including appropriate management and outside advisors), and financial, legal, accounting, tax, and other data and information relating to the business, operations, and properties of Company.

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6.               Fees and Expenses. The Company and GBI will pay their respective costs, fees and expenses incurred in connection with the Transaction contemplated hereby.

7.               Confidentiality. During the Exclusivity Period and prior to closing, the parties hereto will not, except as otherwise required by law, without the consent of the other party, make any announcement about any Transaction to the public, or otherwise disclose the existence of this Letter, the fact of the discussions among the parties concerning the Transaction, or the specific terms of this Letter; provided, that nothing herein will prohibit sharing this Letter or the terms of the Transaction with a party’s affiliates, equity holders, attorneys, accountants, employees or other representatives or advisors without the written consent of the other party and provided that they are advised that such information is confidential and are directed to abide by the provisions of this Paragraph 7.

8.               Binding Effect; Governing Law; Counterparts; Authority. This Letter, including Exhibit A attached hereto, is a statement of the parties’ agreement with respect to a Transaction. The parties shall use their good faith to reach Definitive Agreements, but if they are unable to agree, they shall be bound to the terms of this Letter, which will constitute a binding and enforceable purchase agreement among the parties hereto and their successors.

This Letter will be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York. This Letter may be executed in one or more counterparts (including by facsimile or .pdf), none of which need contain the signature of more than one party, and all of which taken together will constitute one and the same agreement. This Letter constitutes the entire agreement between us and supersedes all prior communications, agreements and understandings, written or oral, with respect to the subject matter hereof. No party may assign this Letter without the other party’s consent, and any assignment without consent will be void. The Company represents that it will not, by executing and complying with this Letter or pursuing the Transaction described herein, violate the terms of any other agreement or obligation to which the Company is subject, and further represents and warrants that the Company has taken all actions that may be necessary in order to make the binding provisions of this Letter legal, valid and binding obligations of the Company.

Formalities aside, we look forward to our continued participation in this process and are excited about the opportunity to work with you to achieve profitable growth and sustained equity value creation.

If you are in agreement with the terms set forth above and desire to proceed with the Transaction on that basis, please sign in the space provided below and return an executed copy.

(Signature Pages Follow)

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Sincerely,

GENIUS BRANDS INTERNATIONAL, INC.

By: /s/ Andrew Heyward
Andrew Heyward

Accepted, Acknowledged and Agreed
on this  15th  day of November, 2020

CHIZCOMM LTD.
CHIZCOMM USA CORP.

By:  /s/ Harold Chizick
Harold Chizick, CEO

Exhibit A: Key Terms and Conditions

Additional Consideration/
Earn Out:	See paragraph 2 of the Letter. Further, if the Company is sold by GBI during the four (4) year earn out period, GBI will ensure that the purchaser of the business assumes all obligations relating to the Additional Consideration to preserve for the Equity Holders the opportunity and right to receive the additional consideration.

Closing:	The Transaction will close on or after January 15, 2021 and before February 28, 2021 (the “Closing” or “Closing Date”).

Confidentiality:	The Equity Holders will be subject to a confidentiality provision that will survive indefinitely.

Employment Agreements:	At the Closing, senior executive employment agreements with a three (3) year term, with GBI having a two (2) year renewal option, shall be offered to:

(i)	Harold Chizick at an annual base salary of USD $308,0000;

(ii)	Jennifer Chizick at an annual base salary of USD $279,000;

(iii)	Donna McNeil at an annual base sale of CDN $230,000 (ESOP Eligible); and

(iv)	Kathleen Campisano at an annual base salary of USD $350,000 plus USD $100,000 of GBI common shares.

Each of these agreements shall contain (i) such other benefits and terms as are found in the employment agreements which GBI has with its other senior executive employees; and (ii) change of control protection if the Company is sold by GBI to a third party during the term of the Agreement. The agreements will contain customary restrictive covenants and equity grant, forfeiture and clawback provisions.

Equity Holders’ Covenant:	The Equity Holders agree to not sell more than one-third (1/3) of the GBI shares they receive under this Agreement in any four (4) month period. In addition, the Equity Holders will agree to customary noncompetition and nonsolicitation covenants (in addition to the covenants contained in their employment agreements) for three (3) years. The agreements will also contain customary voting and standstill provisions, or reference to the execution of voting and standstill agreements, for any Equity Holders receiving GBI shares.

GBI Covenant:	During the four (4) year period following the Closing Date, GBI shall operate the Company as wholly-owned subsidiaries and its senior executives will be afforded operational independence, subject to GBI’s control and direction by its CEO and Board of Directors with regard to key performance indicators and budget maintenance.

Governing Law and
Jurisdiction:	New York, with litigation in the state or federal courts located in New York State.

Indemnity:	All representations and warranties will survive for twelve (12) months following the Closing, other than certain agreed upon fundamental representations (the “Fundamental Reps”), which will survive indefinitely, and certain statute of limitations representations (the “SOL Reps”), which will survive until 30 days after the expiration of the applicable statute of limitations. Post-closing covenants will survive in accordance with their terms.

After the Closing, the Equity Holders, severally and not jointly, will indemnify the Buyer for: (i) the Company’s or the Equity Holders’ breaches of representations and warranties; (ii) the Company’s or the Equity Holders’ breaches of covenants; (iii) pre-closing taxes (“Taxes”); (iv) any unpaid Company or Seller transaction expenses (“Unpaid Seller Expenses”); (v) any unpaid indebtedness (“Unpaid Indebtedness”); and (vi) fraud or intentional misrepresentation.

Buyer will not be entitled to indemnity for any breach of representation or warranty, other than the Fundamental Reps and the SOL Reps: (i) until the aggregate amount of all eligible claims exceeds 1.0% of the Transaction Value (the “Deductible”), after which the Equity Holders will be responsible for all eligible claims in excess of the Deductible; or (ii) in excess of 10.0% of the Transaction Value (the “General Cap”). For the avoidance of doubt, the Deductible and General Cap will not apply to indemnity claims arising out of breaches of Fundamental or SOL Reps (to which a cap equal to the Transaction Value will apply) or Taxes, Unpaid Seller Expenses, Unpaid Indebtedness, or fraud or intentional misrepresentation (to which no cap will apply).

Indemnified losses will be calculated after application of any received insurance proceeds actually received punitive damages may only be recovered by an indemnified party if owed to a third party.

Buyer will include a holdback of USD $1,200,000 of the share consideration for twelve (12) months (the “Holdback”) pending determination of the indemnity claims, if any.

Liabilities in
Net Asset Calculation:	The Company has, in addition to all ordinary course operating expenses:

(1)	furniture lease of approximately CDN $173,000, payable at the rate of CDN $3,500 per month for four (4) additional years, secured by the fixed asset of the Company; and

(2)	office lease obligations in Canada and New Jersey.

Marketing:	The parties agree that the Company will, following the closing, assume all marketing activities and functions for GBI.

Purchase Price:	At closing, the Buyer will pay the Company a net purchase price (“Purchase Price”) of USD $12,000,000 (the “Transaction Value”) as set out in paragraph 1 of the Letter.

Representations
and Warranties:	The Company and the Equity Holders will make mutually agreeable customary representations and warranties. These representations and warranties will contain ordinary course of business qualifications and/or knowledge qualifiers.

Buyer will make mutually agreeable customary representations and warranties relating to Organization and Qualification; Authority, Power and Enforceability; Required Filings and Consents; Investment Intent; and No Brokers.

Structure and Parties:	The Transaction will be structured as a share purchase of all of the equity interests of ChizComm Ltd. and ChizComm USA Corp. (collectively, the “Company”). GBI, Buyer, the Company and the Company’s equity holders (the “Equity Holders”) will be parties to the Definitive Agreements.

Transaction Expenses:	The Equity Holders will pay their respective costs, fees and expenses incurred in connection with the closing of the Transaction (e.g., legal fees, etc.). Any regulatory filing fees will be borne by Buyer. Inasmuch as the Equity Holders opt for a transaction that is structured as a stock purchase, there should be no sales tax due resulting from the transaction.